[IRON MOUNTAIN LOGO]

Investor Relations Contact:
Stephen P. Golden
Vice President, Investor Relations
sgolden@ironmountain.com
------------------------
(617) 535-4766

FOR IMMEDIATE RELEASE

    Iron Mountain Reports Fourth Quarter and Full Year 2008 Financial Results

- Company reports solid finish to 2008; exceeds $3 billion in revenues for the first time in its history and achieves its full year financial objectives

- Fourth quarter OIBDA (excluding asset gains and losses) increases 11% year-over-year on 9% total core revenue internal growth, gross margin gains and disciplined cost management; operating income increases 10% over prior year quarter to $126 million

- Liquidity position strengthened as cash and available credit exceed $775 million

- 2009 guidance reflects continued solid operating performance; includes impacts of recent foreign currency fluctuations and declines in recycled paper prices

BOSTON, Feb. 26 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE:
IRM), the global leader in information protection and storage services, today reported its financial results for the quarter and full year ended December 31, 2008, announcing a solid finish to a strong year of performance. The Company exceeded $3 billion in total revenues for the first time in its history and achieved its full year financial objectives by posting 8% internal revenue growth, 13% operating income before depreciation and amortization (OIBDA) growth (excluding asset gains and losses) and making significant progress in improving its capital efficiency. Importantly, the Company ended the year with excellent liquidity comprised of cash and availability under its revolving credit facility of more than $775 million.

"We are pleased with our fourth quarter operating results and continued solid business performance especially in such difficult economic conditions. These results reflect the fundamental resiliency of our business model and our team's focus on disciplined execution, particularly in our North American Physical segment," said Bob Brennan, President and CEO. "We intend to build on this progress in 2009, with goals for solid underlying operating performance. We continue to exercise financial discipline in the current environment, maintaining strong liquidity and financing capacity."

Iron Mountain reported year-over-year revenue growth of 4% in the fourth quarter. Internal revenue growth of 7% was supported by strong total core revenue internal growth of 9%. Acquisitions completed in 2007 and earlier in 2008 added 1% to reported revenues and foreign currency rate changes reduced reported revenues by approximately 4%, respectively in the quarter. The Company drove solid total core revenue gains across its North American Physical, International Physical and Worldwide Digital business segments. Total revenue growth was highlighted by continued strength in storage revenue growth, and by strong core service revenue performance in the North American Physical business. As expected, internal revenue gains were constrained by pressures on complementary service revenues. OIBDA of $199 million for the quarter was at the top of the Company's forecasted range driven by higher gross profit margins and continued focus on overhead cost controls. See Appendix A at the end of this press release for a presentation of Selected Financial Data.

Net income for the quarter of $1 million, or $0.01 per diluted share, was impacted by the significant strengthening of the U.S. dollar since the end of the third quarter of 2008. Declines of 15% to 20% in currencies such as the Canadian dollar and British pound versus the U.S. dollar during the quarter resulted in a net $16 million charge in other expense as the Company marked its foreign currency forward contracts and non-U.S. dollar denominated third party and intercompany debt to market. The net $16 million expense includes both foreign currency gains and losses, which are incurred in different tax jurisdictions. As a result, the Company recorded an additional $24 million tax provision. For the quarter, these charges impacted earnings by $0.20 per diluted share. See Appendix B at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.

Key Financial Highlights - Q4 2008

Iron Mountain's total consolidated revenues for the quarter grew 4% over the prior year period to $753 million driven by solid internal growth of 7% and augmented by the acquisition of Stratify, Inc., completed in December 2007, and several smaller acquisitions completed earlier in 2008. Storage internal growth of 8% over the prior year period was as expected. Core service internal revenue growth of 11% was supported by strong performance in the physical records management and data protection businesses, double-digit growth in the secure shredding business and increased fuel surcharges. As expected, complementary service revenues decreased modestly year-over-year, due primarily to the completion of large special projects in Europe, lower recycled paper prices and some softness in the more discretionary revenues such as fulfillment services and software license sales.

The Company reported gross profits of $418 million representing a 6% year-over-year increase with gross profit margin improving from 54.0% in the fourth quarter of 2007 to 55.5% in the fourth quarter of 2008. Gross margins were up 150 basis points for the quarter compared to the same prior year period, supported by productivity gains and improved storage gross margins in North America. Gross margins also benefited from the sale of the low margin data product sales business in June 2008. These benefits more than offset the impact of expenses associated with the planned real estate moves in the U.K. and a shift in revenue mix, as labor and transportation intensive services such as secure shredding and Document Management Solutions (DMS) grew faster than storage.

OIBDA for the quarter grew 9% over the prior year period to $199 million, reflecting the Company's gross margin gains and overhead cost controls. Selling, general and administrative costs increased 3% in the quarter, slightly below the rate of revenue growth, reflecting disciplined management and the year-over-year comparisons to increased investments in security, new products and infrastructure enhancements initiated in 2007. The impact of these investments and the cost growth related to 2007 acquisitions moderated in the fourth quarter.

Operating income for the fourth quarter of 2008 was $126 million, up 10% compared to the same period in 2007, as OIBDA gains were augmented by a modest increase in depreciation and amortization expense, driven primarily by lower levels of capital expenditures and acquisitions in 2008. Net income for the quarter was $1 million, or $0.01 per diluted share, including other expense of $18 million, driven primarily by foreign currency rate fluctuations.

The net tax impact of the foreign currency rate fluctuations described above added nearly 60% and discrete items added another 5% to the effective tax rate in the quarter. The Company's effective tax rate before the impact of foreign currency rate changes and other discrete items for 2008 was approximately 38%.

Key Financial Highlights - Full Year 2008

Iron Mountain posted strong financial results for 2008 as it delivered against all of its stated financial goals for the year of 10% to 13% revenue growth, 10% to 14% OIBDA growth (excluding asset gains and losses) and improved capital efficiency. Total revenues grew 12% over the prior year to $3,055 million, exceeding the $3 billion mark for the first time in the Company's history. Internal revenue growth was solid at 8% supported by strong 9% core revenue internal growth that was partially offset by the expected weakness in complementary revenue growth. Acquisitions completed in 2007 and 2008 and favorable foreign currency rate changes added 3% and 1%, respectively to revenue growth. 2008 marked the 20th consecutive year of increased storage revenues for the Company. Gross profits increased 14% driven by revenue performance and productivity gains, in areas such as transportation and workflow, particularly in the North American Physical business segment. As a result, OIBDA (excluding asset gains and losses) grew 13% on a year-over-year basis.

Net income for the year was $82 million, or $0.40 per diluted share. As previously discussed, the significant strengthening of the U.S. dollar during the year resulted in a net $29 million charge in other expense and an additional $41 million of tax provision. For the year, these charges impacted earnings by $0.34 per diluted share and raised the effective tax rate to 64%. In 2008, the Company paid $44 million in cash taxes, which represents less than 20% of pre-tax income. The Company expects its tax rate before the impact of any foreign currency rate fluctuations and other discrete items for 2009 to be approximately 39%.

Capital expenditures incurred in 2008 totaled $373 million, or 10.8% of revenues, excluding $44 million for the purchase of real estate. This represents a 270 basis point improvement over the same measure for 2007. Tighter control over capital spending and increased asset utilization rates were the key drivers of the improved capital efficiency in 2008.

The Company's Free Cash Flow before Acquisitions and Discretionary Investments
(FCF) for the year ended December 31, 2008 was $182 million. Higher cash flows from operating activities compared to the comparable prior year period, including a $24 million cash gain on the settlement of a foreign currency forward contract and controlled capital expenditures drove this improvement. As a result of the increase in FCF and significantly lower level of acquisition activity in 2008, the Company improved its liquidity position. As of December 31, 2008, the Company had more than $775 million of cash and availability under its revolving credit facility. Further, the Company's consolidated leverage ratio of total debt to EBITDA (as defined by its senior credit facility) decreased from 4.5 times at December 31, 2007 to 3.8 times at December 31, 2008, well below the covenant limitation of 5.5 times. The decrease illustrates the Company's ability to naturally de-lever in the absence of significant acquisition activity.

Acquisitions

Iron Mountain's acquisition strategy focuses on acquiring attractive businesses that provide a strong platform for future growth by expanding the Company's geographic footprint and service offerings while enhancing its existing operations. The Company has not completed any acquisitions since the end of the third quarter of 2008.

Financial Performance Outlook

For 2009, the Company is targeting solid underlying operating performance supported by solid core revenue growth and continued progress in the North American Physical business segment through sustained focus on execution. The Company is now targeting 5%-7% internal revenue growth and 8%-13% OIBDA growth (excluding asset gains and losses) before the impact of foreign currency rate fluctuations. The Company's internal growth goals are consistent with the preliminary guidance issued in October 2008 updated for an expected 2% reduction from the impact of lower commodity prices, most notably recycled paper. The significant strengthening of the U.S. dollar against the major currencies is expected to lower results reported in US dollars by more than 7% in 2009. The Company's outlook for the first quarter of 2009 set forth below includes a reduction of about 8% in both revenue and OIBDA driven by the strengthening U.S. dollar. In 2008, primarily due to a softening vehicle resale market, certain vehicle leases that previously met the requirements to be considered operating leases are now classified as capital leases upon renewal. As a result, 2009 rent expense is expected to decrease by approximately $21 million with an offsetting increase to depreciation expense and interest expense. This guidance is based on current expectations and does not include the potential impact of any future acquisitions (dollars in millions):


                                                                    ------------------------------------------------------
                                             Quarter Ending            Full Year Ending
                                             March 31, 2009            December 31, 2009            % Growth vs. 2008
                                        -------------------------   -------------------------   --------------------------
                                            Low          High          Low           High       FX Neutral     As Reported
                                        -------------------------   -------------------------   --------------------------
Revenues                                $       710   $       730   $     2,975   $     3,050       5% - 7%     (3)% - 0%
Operating Income                                 90           100           475           515
Depreciation & Amortization                           ~80                       ~325
OIBDA (before asset gains and losses)           170           180           800           840      8% - 13%       1% - 6%
Capital Expenditures                                                            ~420

Iron Mountain's conference call to discuss its fourth quarter and full year 2008 financial results and first quarter and full year 2009 outlook will be held today at 8:30 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 120,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company's Web site at www.ironmountain.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2009 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans and current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the cost to comply with current and future legislation, regulations and customer demands relating to privacy issues; (ii) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company's customers' information;
(iii) changes in the price for the Company's services relative to the cost of providing such services; (iv) changes in customer preferences and demand for the Company's services; (v) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company's services or competition for customers; (vi) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (vii) the cost or potential liabilities associated with real estate necessary for the Company's business; (viii) the performance of business partners upon whom the Company depends for technical assistance or management and acquisition expertise outside the United States;
(ix) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; (x) claims that the Company's technology violates the intellectual property rights of a third party;
(xi) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated; and (xii) other risks described more fully in the Company's most recently filed Annual Report on Form 10-K under "Item 1A. Risk Factors". Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

Selected Financial Data:

(dollars in millions, except per share data)       Q4/2007       Q4/2008       Inc (Dec)
                                                  ---------------------------------------
Revenues                                          $     727     $     753             4%

Gross Profit (excluding D&A)                      $     392     $     418             6%
Gross Margin %                                         54.0%         55.5%

OIBDA (excluding asset gains and losses)          $     183     $     202            11%
OIBDA                                             $     184     $     199             9%
OIBDA Margin %                                         25.2%         26.5%

Operating Income                                  $     115     $     126            10%
Interest Expense, net                             $      59     $      57            (3)%

Provision for income taxes                        $      22     $      50           124%
Effective tax rate                                     44.6%         98.3%

Net Income                                        $      28     $       1           (95)%
EPS - Diluted                                     $    0.14     $    0.01

Major Component of Other Income (Expense), net:

Foreign Currency Exchange Gains (Losses)          $      (6)    $     (16)

                                                      Q4/2008       FY/2008
                                                     -----------------------
Components of Revenue Growth:

Storage internal growth rate                                8%            8%
Core service internal growth rate                          11%           10%
                                                     ---------     ---------
    Core revenue internal growth rate                       9%            9%
Complementary service internal growth rate                (6)%            4%
                                                     ---------     ---------
    Total internal growth rate                              7%            8%
Impact of acquisitions                                      1%            3%
Impact of foreign currency fluctuations                   (4)%            1%
                                                     ---------     ---------
    Total revenue growth                                    4%           12%
                                                     ---------     ---------

NOTE:  Columns may not foot due to rounding.

The Company's core revenues are comprised of storage revenues plus core service revenues. Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring project revenues and recurring revenues associated with software license sales.

Included in the Company's complementary revenues are revenues associated with ancillary services, such as special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes and software licenses.

APPENDIX B

Operating Income Before Depreciation and Amortization

Iron Mountain uses Operating Income Before Depreciation and Amortization ("OIBDA") and OIBDA (excluding asset gains and losses), as integral parts of its planning and reporting systems, to evaluate the operating performance of the consolidated business. The Company uses multiples of current and projected OIBDA (excluding asset gains and losses) in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. The Company believes OIBDA and OIBDA Margin provide current and potential investors with relevant and useful information regarding its ability to generate cash flow to support business investment and its ability to grow revenues faster than operating expenses. OIBDA and OIBDA (excluding asset gains and losses) are not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

Following is a reconciliation of OIBDA (excluding asset gains and losses) to operating income and net income (in millions):

                                            Three Months Ended        Full Year Ended
                                                December 31,            December 31,
                                           --------------------------------------------
                                             2007        2008        2007        2008
                                           --------------------------------------------

OIBDA (excluding asset gains and losses)   $    183    $    202    $    699    $    791
  Less: Asset (Gains) Losses                     (1)          3          (5)          7
                                           --------    --------    --------    --------
OIBDA                                      $    184    $    199    $    704    $    783
  Less: Depreciation and Amortization            69          73         249         291
                                           --------    --------    --------    --------

Operating Income                           $    115    $    126    $    455    $    493

  Less: Interest Expense, net                    59          57         229         237
        Other Income (Expense), net              (6)        (18)         (3)        (31)
        Provision for Income Taxes               22          50          69         143
        Minority Interest                        --          --           1          --
                                           --------    --------    --------    --------

Net Income                                 $     28    $      1    $    153    $     82
                                           ========    ========    ========    ========

NOTE:  Columns may not foot due to rounding.

Free Cash Flows Before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows From Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance and profitability of our consolidated business. FCF is a useful measure in determining our ability to generate cash flows in excess of our capital expenditures (both growth and maintenance) and our customer acquisition costs. As such, we believe this measure provides relevant and useful information to our current and potential investors. FCF should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as cash flows from operating activities (as determined in accordance with GAAP).

Following is a reconciliation of Free Cash Flows Before Acquisitions and Discretionary Investments to Cash Flows from Operating Activities (in millions):


                                                              Full Year Ended
                                                               December 31,
                                                           --------------------
                                                             2007        2008
                                                           --------------------

Free Cash Flows Before Acquisitions and
 Discretionary Investments
                                                           $    148   $    182
  Add: Capital Expenditures (excluding real estate), net        321        341
       Additions to Customer Acquisition Costs                   16         14
                                                           --------    --------
Cash Flows From Operating Activities                       $    485   $    537
                                                           ========    ========
NOTE: Columns may not foot due to rounding.

                           IRON MOUNTAIN INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in Thousands except Per Share Data)
                                   (Unaudited)

                                                                   Three Months Ended               Twelve Months Ended
                                                                      December 31,                     December 31,
                                                                ----------------------------    ----------------------------
                                                                    2007            2008            2007            2008
                                                                ----------------------------    ----------------------------
REVENUES:
   Storage                                                      $    394,840    $    415,724    $  1,499,074    $  1,657,909
   Service                                                           332,161         336,831       1,230,961       1,397,225
                                                                ------------    ------------    ------------    ------------

      Total Revenues                                                 727,001         752,555       2,730,035       3,055,134

OPERATING EXPENSES:
   Cost of Sales (Excluding Depreciation and Amortization)           334,554         335,046       1,260,120       1,382,019
   Selling, General and Administrative                               209,751         215,246         771,375         882,364
   Depreciation and Amortization                                      68,625          73,445         249,294         290,738
   (Gain) Loss on Disposal / Writedown of Property, Plant and
      Equipment, Net                                                    (833)          2,849          (5,472)          7,483
                                                                ------------    ------------    ------------    ------------

      Total Operating Expenses                                       612,097         626,586       2,275,317       2,562,604
                                                                ------------    ------------    ------------    ------------

OPERATING INCOME                                                     114,904         125,969         454,718         492,530

INTEREST EXPENSE, NET                                                 59,480          57,436         228,593         236,635
OTHER EXPENSE, NET                                                     5,555          17,871           3,101          31,028
                                                                ------------    ------------    ------------    ------------

      Income Before Provision for Income Taxes and Minority
         Interest                                                     49,869          50,662         223,024         224,867

PROVISION FOR INCOME TAXES
                                                                      22,256          49,783          69,010         142,924
MINORITY INTERESTS IN (LOSSES) EARNINGS OF SUBSIDIARIES, NET            (388)           (476)            920             (94)
                                                                ------------    ------------    ------------    ------------

      Net Income                                                $     28,001    $      1,355    $    153,094    $     82,037
                                                                ============    ============    ============    ============

NET INCOME PER SHARE - BASIC                                    $       0.14    $       0.01    $       0.77    $       0.41
                                                                ============    ============    ============    ============
NET INCOME PER SHARE - DILUTED                                  $       0.14    $       0.01    $       0.76    $       0.40
                                                                ============    ============    ============    ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC                   200,528         201,817         199,938         201,279
                                                                ============    ============    ============    ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED                 202,982         203,186         202,062         203,290
                                                                ============    ============    ============    ============

Operating Income before Depreciation and Amortization           $    183,529    $    199,414    $    704,012    $    783,268
                                                                ============    ============    ============    ============

                           IRON MOUNTAIN INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in Thousands)
                                   (Unaudited)

                                                   December 31,    December 31,
                                                       2007            2008
                                                   ------------    ------------
ASSETS

CURRENT ASSETS:
  Cash and Cash Equivalents                        $    125,607    $    278,370
  Accounts Receivable (less allowances of $19,246
    and $19,562, respectively)                          564,049         552,830
  Other Current Assets                                  132,740         145,192
                                                   ------------    ------------
      Total Current Assets                              822,396         976,392
                                                   ------------    ------------

PROPERTY, PLANT AND EQUIPMENT:
  Property, Plant and Equipment at Cost               3,522,525       3,750,515
  Less: Accumulated Depreciation                     (1,186,564)     (1,363,761)
                                                   ------------    ------------
      Property, Plant and Equipment, net              2,335,961       2,386,754
                                                   ------------    ------------

OTHER ASSETS:
  Goodwill, net                                       2,574,292       2,452,304
  Other Non-current Assets, net                         575,272         541,404
                                                   ------------    ------------
      Total Other Assets                              3,149,564       2,993,708
                                                   ------------    ------------

      Total Assets                                 $  6,307,921    $  6,356,854
                                                   ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current Portion of Long-term Debt                $     33,440    $     35,751
  Other Current Liabilities                             732,237         693,846
                                                   ------------    ------------
      Total Current Liabilities                         765,677         729,597

LONG-TERM DEBT, NET OF CURRENT PORTION                3,232,848       3,207,464
OTHER LONG-TERM LIABILITIES                             504,852         613,465

MINORITY INTERESTS                                        9,089           3,548

STOCKHOLDERS' EQUITY                                 1,795,455       1,802,780
                                                   ------------    ------------

      Total Liabilities and Stockholders' Equity   $  6,307,921    $  6,356,854
                                                   ============    ============